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                                                                  EXHIBIT 4 (B)



WAIVER #2 TO THE REVOLVING CREDIT AND TERM LOAN AGREEMENT, DATED JULY 17, 1991, AS AMENDED AS OF MAY 20, 1994 AMONG THE GENLYTE GROUP INCORPORATED, THE BANKS, AND THE AGENT



                         THE GENLYTE GROUP INCORPORATED

TO:  EACH OF THE BANKS (COLLECTIVELY, THE "BANKS")
     IDENTIFIED ON SCHEDULE A HERETO AND CONTINENTAL BANK
     (FORMERLY KNOWN AS CONTINENTAL BANK N.A.), AS AGENT FOR THE BANKS

RE:  JOBS FOR FALL RIVER, INC. LOAN AGREEMENTS

          Reference is made to the Revolving Credit and Term Loan Agreement, dated as of July 17, 1991, as amended as of May 20, 1994 (the "CREDIT AGREEMENT"), among The Genlyte Group Incorporated (the "BORROWER"), the Banks and the Agent. Capitalized terms not defined herein have the meanings provided for in the Credit Agreement.

          The Borrower proposes to borrow Senior Funded Debt from Jobs For Fall River, Inc. in an aggregate principal amount of $150,000 pursuant to the loan agreements (collectively, the "JOBS LOAN AGREEMENTS") attached as Exhibit A hereto. The Borrower hereby requests that it be permitted to borrow such Senior Funded Debt and that such Senior Funded Debt shall not reduce the amount it would otherwise be permitted to borrow pursuant to subdivision 6(A)(1)(d) of the Credit Agreement. The Borrower agrees not to amend in any material respect any of the Jobs Loan Agreements (including, without limitation, to increase the principal amount thereof, refinancing any of such amounts or granting security with respect thereto) without obtaining the prior written consent of the Required Banks.

          In order to induce the Banks to enter into this Letter Agreement, the Borrower hereby represents and warrants that it is in compliance with all of the terms, covenants, and conditions of the Credit Agreement which are binding upon it; there is no event of default as designated in paragraph 7 of the Credit Agreement and no event which, with the giving of notice or the lapse of time or both, would constitute such an event of default; and the representation and warranties contained in paragraph 3 of the Credit Agreement, Article III of the Security Agreement and Article III of the Pledge Agreement are true with the same effect as though such representations and warranties had been made on the date hereof.


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          If we have not entered into the Jobs Loan Agreements on or prior to
July 15, 1994, this Letter Agreement shall be of no force or effect.

          Except for the consent granted pursuant to this Letter Agreement all of the representations, warranties, terms, covenants and conditions contained in the Credit Agreement, each other Loan Document and the Letter of Credit Agreement shall remain unchanged and in full force and effect.

          If you are in agreement with the consent requested hereby, please execute this Letter Agreement where indicated below.

                                       Sincerely,

                                       THE GENLYTE GROUP INCORPORATED






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